Shareholder Voting Results

At a Special Meeting of Shareholders of the Trust, held at the offices of GFS, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788, on
Friday, April 17, 2015, Trust shareholders of record as of the close of business on March 4, 2015 voted to approve the following proposals:

Proposal 1: To approve a new investment advisory agreement by and between the Trust and Victory Capital Management, Inc.

									Shares Voted		Shares Voted Against
									   In Favor		     or Abstentions
Compass EMP U.S. 500 Volatility Weighted Fund				  1,484,531			41,206
Compass EMP U.S. Small Cap 500 Volatility Weighted Fund			    606,840			17,921
Compass EMP International 500 Volatility Weighted Fund			  1,449,806			25,293
Compass EMP Emerging Market 500 Volatility Weighted Fund		    801,653			20,851
Compass EMP REC Enhanced Volatility Weighted Fund			  1,157,296			25,001
Compass EMP U.S. 500 Enhanced
Volatility Weighted Fund			  			6,002,927		       213,192
Compass EMP Long/Short
Strategies Fund								  1,605,523		        16,593
Compass EMP International
500 Enhanced Volatility Weighted Fund					  3,642,273			85,870
Compass EMP Commodity Strategies
Enhanced Volatility Weighted Fund					    962,194			 9,869
Compass EMP Commodity Strategies Volatility Weighted Fund		  1,230,124			16,252
Compass EMP Market Neutral Income Fund					  5,253,866		       184,698
Compass EMP Enhanced Fixed Income Fund				  	  1,959,572		       109,989
Compass EMP Ultra Short-Term Fixed Income Fund				  1,115,848			14,968
Compass EMP Alternative Strategies					  2,185,067			53,452


Proposal 2: Election of Trustees

									Shares Voted		Shares Voted Against
Trustee									   In Favor		     or Abstentions
David Brooks Adcock							 40,854,942		          822,459
Nigel D. T. Andrews							 40,843,551		          833,850
E. Lee Beard								 40,859,488		          817,913
Sally M. Dungan								 40,858,724		          818,677
David L. Meyer								 40,856,195		          821,206
Leigh A. Wilson								 40,849,740		          827,661
David C. Brown								 40,608,492		        1,039,006

At a Special Meeting of Shareholders of the Trust, held at the offices of GFS, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788, on
Friday, April 27, 2015, Trust shareholders of record as of the close of business on March 4, 2015 voted to approve the following proposals:

Proposal 1: To approve a new investment advisory agreement by and between the Trust and Victory Capital Management, Inc.

									Shares Voted		Shares Voted Against
									   In Favor		     or Abstentions
Compass EMP Multi-Asset Balanced					  1,482,716			52,063
Compass EMP Multi-Asset Growth						    487,435			32,674